                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant / /

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                Shoney's, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             (SHONEY'S INC. LOGO)

                               1727 ELM HILL PIKE
                           NASHVILLE, TENNESSEE 37210

 ------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD TUESDAY, APRIL 2, 1996
 ------------------------------------------------------------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Shoney's, Inc. (the "Company") will be held in the fifth floor auditorium of the First American Center, Nashville, Tennessee, on Tuesday, April 2, 1996, at 9:00 a.m. (Central Standard Time) for the following purposes:

          (1) To elect a Board of seven directors to serve until the 1997 annual meeting of shareholders or until their respective successors shall have been duly elected and qualified; and

          (2) To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on February 1, 1996 will be entitled to vote at the Annual Meeting.

     All shareholders are cordially invited to attend the Annual Meeting. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE RETURN ENVELOPE PROVIDED. This will not prevent you from voting in person, should you so desire, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted.

                                          By Order of the Board of Directors,

                                          /S/ Robert M. Langford

                                          ROBERT M. LANGFORD
                                          Executive Vice President,
                                          General Counsel and Secretary
Nashville, Tennessee
March 8, 1996

                                PROXY STATEMENT

                             ---------------------

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 2, 1996

                   ------------------------------------------

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Shoney's, Inc., a Tennessee corporation (the "Company", which, unless otherwise indicated, includes all corporate predecessors and subsidiaries of the Company) from holders of the Company's shares of $1.00 par value common stock (the "Shares") to be voted at the 1996 annual meeting of shareholders of the Company (the "Annual Meeting") to be held in the fifth floor auditorium of the First American Center, Nashville, Tennessee, on Tuesday, April 2, 1996, at 9:00 a.m. (Central Standard Time), and at any adjournments or postponements thereof. The first date on which this Proxy Statement and form of proxy with respect thereto are being sent or given to shareholders is on or about March 8, 1996.

     The Board has fixed the close of business on February 1, 1996 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On the Record Date, 41,622,284 Shares were outstanding. Each shareholder is entitled to one vote per Share held of record on the Record Date. Cumulative voting is not permitted.

     The holders of a majority of the Shares present in person or by properly executed proxies are required to constitute a quorum to transact business at the Annual Meeting. All Shares represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with instructions indicated in such proxies. In voting by proxy in regard to the election of directors to serve until the 1997 annual meeting of shareholders or until their respective successors are duly elected and qualified, shareholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Shareholders may not abstain with respect to the election of directors. If no instructions are indicated, such proxies will be voted FOR the election of all nominees as directors. The directors shall be elected by a plurality of the votes cast by the holders of Shares entitled to vote at the Annual Meeting if a quorum is present. The Board does not know of any matters, other than the matters described in the Notice of Annual Meeting attached to this Proxy Statement, that will come before the Annual Meeting.

     No specific provisions of the Tennessee Business Corporation Act, the Company's Charter or the Company's By-laws address the issue of abstentions or broker non-votes. Abstentions will be treated as Shares that are present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as votes in favor of a particular proposal. If a broker or nominee holding Shares in "street" name indicates on the proxy that it does not have discretionary authority to vote on a particular matter, those Shares will not be voted with respect to that matter and will be disregarded for the purpose of determining the total number of votes cast with respect to a proposal.

     If a quorum is not present at the time the Annual Meeting is convened, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn or postpone the Annual Meeting with or without a vote of the shareholders. If the Company proposes to adjourn the Annual Meeting by a vote of the shareholders, the persons named in the enclosed proxy card will vote all Shares for which they have voting authority in favor of such adjournment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a date later than the date of the proxy, (ii) duly executing a subsequent proxy relating to the same Shares and delivering it to the Secretary of the Company at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be sent to: Shoney's, Inc., 1727 Elm Hill Pike, Nashville, Tennessee 37210, Attention: Robert M. Langford, Executive Vice President, General Counsel and Secretary.

     No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of this Proxy Statement.

                             ELECTION OF DIRECTORS

     The Company's By-laws provide that the Board shall consist of not less than three nor more than fifteen directors. The Board has fixed the number of directors, effective as of the date of the Annual Meeting, at seven. It is intended that proxies received in response to this solicitation will be voted in favor of the election of each of the nominees to be directors of the Company until the 1997 annual meeting of shareholders or until their successors are elected and qualified, unless authority to vote is withheld. If for any reason any such nominee is not a candidate when the election occurs, which event is not anticipated, it is the intention of the persons named in the enclosed proxy card to vote for the remaining nominees named and to vote in accordance with their best judgment for any substitute nominees that are named.

     If a proxy is executed in such manner as not to withhold authority to vote for election of directors, then the persons named in the enclosed proxy card will vote such proxy for the election of the nominees listed below, reserving, however, full discretion to cast votes for other persons if any nominee is unable or unwilling to serve. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable.

NOMINEES FOR THE BOARD

     Each nominee's principal occupation, age and period of service as a director of the Company are set forth below. With the exception of Mr. Jeffry F. Schoenbaum, all of the nominees are presently serving on the Board.

DENNIS C. BOTTORFF                                                         Age -- 51
Chairman of the Board                                                      Director since 1989
and Chief Executive Officer
First American Corporation
Mr. Bottorff served as President, Chief Operating Officer and as a member of the board of directors of Sovran Financial Corporation in Norfolk, Virginia until Sovran's merger with
Citizens and Southern Corporation in 1990. At that time, he became President and Chief
Operating Officer of C&S/Sovran Corporation. He resigned from C&S/Sovran Corporation in 1991 to become President and Chief Executive Officer and a member of the board of directors of First
American Corporation and its subsidiary, First American National Bank in Nashville, Tennessee.
He was elected Chairman of the Board of First American Corporation in 1995.

CAROLE F. HOOVER                                                           Age -- 52
President                                                                  Director since 1990
Concessions International of Cleveland
Ms. Hoover, since 1984, has served as President of Concessions International of Cleveland, an
airport food and beverage concessionaire. She also serves as President and Chief Executive
Officer of the Greater Cleveland Growth Association.

C. STEPHEN LYNN                                                            Age -- 48
Chairman of the Board,                                                     Director since 1995
Chief Executive Officer and President
Shoney's, Inc.
Mr. Lynn served as Chief Executive Officer and as a director of Sonic Corp. from November 1983 through April 1995. He also served as Chairman of the Board of Sonic Corp. from April 1986 to
April 1995. On April 11, 1995, Mr. Lynn was elected as a member of the Board and as the
Chairman of the Board and Chief Executive Officer of Shoney's, Inc. He was elected to the additional office of President on January 31, 1996.

VICTORIA B. JACKSON                                                        Age -- 41
President                                                                  Director since 1989
and Chief Executive Officer
DSS/ProDiesel, Inc.
Ms. Jackson, since 1979, has served as President and Chief Executive Officer of DSS/ProDiesel,
Inc. (formerly Diesel Sales & Service Co., Inc.), a remanufacturer of fuel injection components for the diesel industry, based in Nashville, Tennessee. Ms. Jackson also serves as a member of the board of directors of Whitman Corporation.

JEFFRY F. SCHOENBAUM                                                       Age -- 49
Private Investor
Mr. Jeffry Schoenbaum serves as president of Nurad Investments, Inc., which was formed in 1987 to manage the historic redevelopment of commercial properties in Sarasota and Tampa, Florida.
From 1992 through 1994, he served as Vice President of Bay Area Capital, Inc., a provider of working capital financing. He also serves as a member of the Board of Directors of the
Schoenbaum Family Foundation. He is a private investor in numerous ventures.

B. FRANKLIN SKINNER                                                        Age -- 64
Retired Chairman of the Board                                              Director since 1993
BellSouth Telecommunications, Inc.
Mr. Skinner served as a member of the board of directors and as Chairman of the Board and Chief
Executive Officer of Southern Bell Telephone and Telegraph Co. from 1988 until 1991, after which time he became a member of the board of directors and Chairman of the Board and Chief
Executive Officer of BellSouth Telecommunications, Inc., which was formed in 1991 through the consolidation of South Central Bell, Southern Bell, and BellSouth Services. He retired from those positions in 1992.

CAL TURNER, JR.                                                            Age -- 56
Chairman of the Board, President                                           Director since 1993
and Chief Executive Officer
Dollar General Corporation
Mr. Turner serves as a member of the board of directors and as Chairman of the Board, President and Chief Executive Officer of Dollar General Corporation (discount retail chain), a position that he has held since 1988. He also serves as a member of the boards of directors of First
American Corporation and Thomas Nelson, Inc.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During the fiscal year ended October 29, 1995 (the "1995 Fiscal Year"), the Board held four regular and ten special meetings. During the 1995 Fiscal Year, each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees on which the individual director served.

     The Board has standing Executive, Audit, Nominating, Franchise Relations and Human Resources and Compensation committees that assist it in discharging its responsibilities. These committees, their members and functions are discussed below.

     The Executive Committee is composed of five directors: Lynn (Chairperson), Bottorff, Hoover, Skinner and James R. Thomas, II. Mr. Thomas is not standing for re-election at the Annual Meeting. Between meetings of the Board, the Executive Committee may exercise all of the powers of the Board except that it may not: (1) authorize dividends except pursuant to a formula pre-approved by the Board; (2) submit matters to a vote of shareholders; (3) fill vacancies on the Board or any of its committees; (4) amend the Company's Charter or adopt, amend or repeal its By-laws; (5) authorize a plan of merger; (6) authorize or approve acquisitions of Shares except pursuant to a formula pre-approved by the Board; or (7) authorize or approve the issuance or sale of Shares. The Executive Committee met six times during the 1995 Fiscal Year.

     The Audit Committee presently is composed of four directors: Bottorff (Chairperson), Jackson, Robert T. Shircliff and Turner. Mr. Shircliff is not standing for re-election at the Annual Meeting. Responsibilities of this committee include engagement of independent auditors, review of audit fees, supervision of matters relating to audit functions, review and setting of internal policies and procedures regarding audits, accounting and other financial controls, and reviewing related party transactions. The Audit Committee met three times during the 1995 Fiscal Year.

     The Human Resources and Compensation Committee (the "HRC Committee") presently is composed of four directors: Hoover (Chairperson), Jackson, Shircliff and Turner. Mr. Shircliff is not standing for re-election at the Annual Meeting. Responsibilities of this committee include review and oversight of the Company's personnel policies, monitoring the Company's results under affirmative action plans adopted by the Company and general oversight of the Company's personnel and/or human resources functions. Responsibilities of this committee also include approval of remuneration arrangements for executive officers of the Company, review of compensation plans relating to executive officers and directors, including grants of stock options and other benefits under the Company's compensation plans, and general review of the Company's employee compensation policies. The HRC committee met five times during the 1995 Fiscal Year. No member of the HRC Committee has been an employee of the Company at any time and no member has any relationship with either the Company or the Company's officers requiring disclosure under applicable regulations of the Securities and Exchange Commission (the "SEC").

     The Franchise Relations Committee is composed of three directors: Turner (Chairperson), Skinner and Thomas. Mr. Thomas is not standing for re-election at the Annual Meeting. Responsibilities of this committee include keeping the Board apprised of the concerns and suggestions of the Company's franchisees and as an issue resolution committee to mediate disputes between franchisees and between franchisees and the Company. The Franchise Relations Committee met one time during the 1995 Fiscal Year.

     The Nominating Committee presently is composed of four directors: Skinner (Chairperson), Bottorff, Hoover and Jackson. The Nominating Committee considers and recommends nominees for directors and officers for consideration by the Board. Although the Nominating Committee does not solicit suggestions for nominees for the Board, suggestions for nominees accompanied by biographical data will be considered if, in accordance with the Company's By-laws, they are received at least ninety days prior to the next annual meeting of shareholders by the Company's Secretary. The Nominating Committee met one time during the 1995 Fiscal Year.

     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSED NOMINEES TO THE BOARD.

                        REPORTS OF BENEFICIAL OWNERSHIP

     Under the securities laws of the United States, the Company's directors, executive officers and any persons holding more than ten percent of the Shares are required to report their ownership of the Shares and any changes in that ownership to the SEC and the New York Stock Exchange (the "NYSE"). These persons also are required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during the 1995 Fiscal Year. Based solely on a review of the reports furnished to the Company or written representations from the Company's directors and executive officers, the Company believes that all of these filing requirements were satisfied by the Company's directors, executive officers and ten percent holders during the 1995 Fiscal Year.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning persons, other than officers or directors, who, as of the Record Date, are the beneficial owners of more than 5% of the Shares. The Company has no other class of equity securities outstanding.

                                                                                    PERCENT
                       NAME AND ADDRESS                            SHARES             OF
                      OF BENEFICIAL OWNER                    BENEFICIALLY OWNED      CLASS
    -------------------------------------------------------  ------------------     -------
    R.L. Danner............................................       4,249,303(1)       10.21%
      2 International Drive, Suite 510
      Nashville, TN 37217
    First Union Corporation................................       3,873,255(2)         9.3%
      One First Union Center
      Charlotte, NC 28288-0137
    GeoCapital Corporation.................................       2,283,866(3)        5.49%
      767 Fifth Avenue
      New York, NY 10153
    Union Bank of Switzerland..............................       4,553,787(4)       10.94%
      Bahnhofstrasse 45,
      8021 Zurich, Switzerland

---------------

(1) Includes 83,068 Shares owned by Mrs. Danner and 7,101 Shares held in trust for Mr. Danner's son, over which Mrs. Danner has sole voting and investment power. The information regarding Shares beneficially owned is based upon the latest Schedule 13D filed by Mr. Danner.
(2) Includes 3,859,966 Shares over which First Union Corporation ("First Union") has sole voting power. First Union has sole power to dispose or to direct the disposition of 3,588,059 Shares. The information regarding Shares beneficially owned is based upon the latest information provided to the Company by First Union as of February 29, 1996.
(3) Includes 2,185,266 Shares over which GeoCapital has sole power to dispose or to direct the disposition thereof. Includes 98,600 Shares reported to be beneficially owned by certain affiliates of GeoCapital. The information regarding Shares beneficially owned is based upon the latest Schedule 13G provided to the Company by GeoCapital and its affiliates.
(4) Includes 274,987 Shares over which Union Bank of Switzerland ("UBS") has sole voting and dispositive power. UBS has shared voting power with respect to 3,720,600 Shares and shared power to dispose or to direct the disposition of 4,272,200 Shares. The information regarding Shares beneficially owned is based upon the latest Schedule 13G provided to the Company by UBS.

     The following table sets forth the number of Shares held beneficially, directly or indirectly, as of the Record Date, by all directors and nominees for director, by the Company's Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer and by all directors and executive officers as a group, together with the percentage of the outstanding Shares which such ownership represents.

                                                                                 PERCENT
                                                                                OF CLASS
                       NAME OF                            SHARES             (* DENOTES LESS
                  BENEFICIAL OWNER                 BENEFICIALLY OWNED(1)        THAN 1%)
    ---------------------------------------------  ---------------------     ---------------
         W. Craig Barber.........................           38,909               *
         Dennis C. Bottorff......................            8,000               *
         Carole F. Hoover........................              400               *
         Victoria B. Jackson.....................            2,094               *
         C. Stephen Lynn.........................          100,000               *
         Charles E. Porter.......................           42,300               *
         Jeffry Schoenbaum.......................          579,192(2)              1.39%
         Alex Schoenbaum.........................        3,349,535(3)(4)           8.05%
         Robert T. Shircliff.....................           51,590(4)            *
         B. Franklin Skinner.....................            2,500               *
         James R. Thomas, II.....................            3,946(4)            *
         Cal Turner, Jr..........................           17,000               *
         Daniel E. Staudt........................           38,690               *
         Charles P. Vaughn, Jr...................           16,464               *
         All Directors, Nominees for Director and
           Executive Officers as a Group.........        4,242,336                10.19%

---------------

(1) Includes Shares subject to existing stock options that are currently exercisable and convertible securities.
(2) Includes 17,340 Shares held by Chase Manhattan Bank as custodian for Mr. Schoenbaum's children, 2,953 Shares held by his wife, Sue Schoenbaum and 432,902 Shares held in an irrevocable trust for the benefit of Mr. Schoenbaum. Also includes 35,750 Shares owned by the Schoenbaum Family Foundation, of which Mr. Schoenbaum is a director. Mr. Schoenbaum disclaims beneficial ownership of the shares owned by the Schoenbaum Family Foundation. Mr. Jeffry Schoenbaum is the son of Alex Schoenbaum, who currently is a director of the Company. See Note (4).
(3) Includes 395,342 Shares owned by Mrs. Schoenbaum, 15,055 Shares held by her as custodian for one of their children, 35,750 Shares owned by the Schoenbaum Family Foundation and 2,903,388 Shares held in trust by two banks for Mr. Schoenbaum. With respect to the Shares owned by Mrs. Schoenbaum and the Shares held by her as custodian, she has sole voting and investment power. Mr. Schoenbaum has voting and investment power with respect to 2,703,388 Shares held by one bank but has no voting and investment power as to 200,000 Shares held by the second bank as trustee. He does have a 10-year income interest in the trust holding the 200,000 Shares and the governing trust instrument presently gives Mr. Schoenbaum the ability to require the resignation of the trustee.
(4) Messrs. Alex Schoenbaum, Shircliff and Thomas are not standing for re-election at the Annual Meeting.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation paid or accrued by the Company during the three fiscal years ended October 29, 1995 to those persons who: (i) served as the Company's CEO during the 1995 Fiscal Year; (ii) were the Company's four most highly compensated executive officers (other than the CEO) serving as of the end of the 1995 Fiscal Year; and (iii) would have been included under item (ii) but for the fact that they were not serving as executive officers at the end of the 1995 Fiscal Year.

                                                                           LONG TERM COMPENSATION AWARDS
                                           ANNUAL COMPENSATION
          NAME                    --------------------------------------   -----------------------------
           AND                                                OTHER         RESTRICTED      SECURITIES
        PRINCIPAL                                            ANNUAL           STOCK         UNDERLYING      ALL OTHER
        POSITION           YEAR    SALARY      BONUS     COMPENSATION(1)    AWARDS(2)        OPTIONS       COMPENSATION
-------------------------  ----   ---------   --------   ---------------   ------------   --------------   ------------
C. Stephen Lynn
  Chairman and Chief
  Executive Officer(3)...  1995   $226,122    $300,000            --                 --   250,000 Shares     $262,879(3)
                           1995   $279,460    $100,000           319(4)              --   175,000 Shares     $ 33,389(5)(6)(7)(8)
Charles E. Porter          1994   $202,725     $60,128            --       1,000 Shares    25,000 Shares     $ 23,735
  President(8)...........  1993   $185,863     $60,128            --                 --    10,500 Shares     $ 20,198
W. Craig Barber
  Senior Executive Vice    1995   $239,061     $90,000            --                 --   150,000 Shares     $  6,755(5)(7)
  President and Chief      1994   $185,661     $50,000            --                 --               --     $  3,964
  Financial Officer......  1993   $169,165     $76,275            --                 --    22,500 Shares     $  3,251
Daniel E. Staudt
  Executive Vice
  President                1995   $159,292     $29,155           319(4)              --    25,000 Shares     $ 11,545(5)
  Manufacturing and        1994   $144,154     $22,475            --       1,000 Shares    25,000 Shares     $ 11,893
  Distribution...........  1993   $131,983     $21,515            --                 --     9,000 Shares     $  9,752
Charles P. Vaughn, Jr.
  Vice President -         1995   $154,154     $34,125           319(4)              --    15,000 Shares     $  5,000(7)
  Franchising and          1994   $136,646     $21,750            --       1,000 Shares     4,000 Shares           --
  Development............  1993   $100,323     $17,355            --                 --     6,500 Shares           --
Taylor H. Henry(3)(9)      1995   $200,385     $    --            --                 --               --     $300,126(5)(9)
  Chairman and Chief       1994   $372,624    $100,000            --                 --               --     $ 25,814
  Executive Officer......  1993   $293,462    $190,688            --                 --    90,000 Shares     $ 28,082

---------------

(1) As to "Other Annual Compensation", although executive officers receive perquisites and other personal benefits (e.g., Company furnished automobiles), the aggregate amount of such perquisites or other personal benefits does not exceed the lesser of: (a) $50,000; or (b) 10% of the annual salary and bonus for any of the persons listed in the Summary Compensation Table (the "Named Executive Officers").
(2) Awards made under the stock bonus plan vest and are distributed at the rate of 10% per year for four years and in full after five years. An employee receives no dividends and has no other rights as a shareholder with respect to Shares awarded under the stock bonus plan until the Shares vest and are distributed to the employee. At the time Shares are distributed, the employee also receives a cash award equal to 25% of the value of the Shares then being distributed to reimburse the employee for certain taxes. In December 1993, Messrs. Porter, Staudt and Vaughn each received an award under the stock bonus plan of 1,000 Shares valued, as of that date, at $23,125. During the 1995 Fiscal Year, 100 Shares were distributed to each of Messrs. Porter, Staudt and Vaughn. At the time of the distribution during the 1995 Fiscal Year, the distributions were valued at $1,275 each, which resulted in each of them receiving a tax equalization bonus of $319 that is reflected in the Column labeled "Other Annual Compensation."
(3) Mr. Lynn was elected as the Company's CEO on April 11, 1995. At that time, Taylor H. Henry, who had served as the Company's CEO retired. Mr. Lynn's employment agreement is described below under "Employment Agreements." The amount set forth in "All Other Compensation" represents the following: certain expenses incurred by Mr. Lynn in connection with his relocation ($94,764); real estate commissions and closing costs in connection with the sale of Mr. Lynn's former residences ($133,115); and insurance premiums paid on Mr. Lynn's behalf pursuant to his employment agreement ($35,000).
(4) Includes tax equalization bonus paid with respect to the receipt of Shares under the Company's stock bonus plan. See footnote 2.
(5) Includes amounts paid pursuant to the Company's restaurant group ownership plans established in prior years, in which partnerships composed of employees have acquired up to a 30% interest in groups of restaurants. During the 1995 Fiscal Year, the amounts paid to the Named Executive Officers, respectively, were as follows: Mr. Henry ($21,280); Mr. Porter ($16,644); Mr. Barber ($4,755); and Mr. Staudt ($11,545).

(6) Includes amounts accrued, but not paid, to provide for possible future payments under a salary continuation plan that covers certain present and former employees of the Company. The plan provides for payments of up to $37,500 per year for ten years following death, disability or retirement at age 55. During the 1995 Fiscal Year, Mr. Porter was the only Named Executive Officer for whom any amount was accrued, which amount was $6,745.
(7) Includes matching contributions by the Company under the Company's Supplemental Executive Retirement Plan as follows: Mr. Porter ($10,000); Mr. Barber ($2,000); and Mr. Vaughn ($5,000).
(8) Mr. Porter has indicated his intention to retire effective May 1, 1996 and, accordingly, has resigned as President of the Company.
(9) Mr. Henry resigned as CEO and as a member of the Board on April 11, 1995. Mr. Henry's contract provides that he is to serve as a consultant to the Company through December 31, 1996. His contract provides for him to receive approximately $42,000 per month. All payments are less deductions for income tax withholding, FICA and any other legal requirements. These payments also are conditioned upon Mr. Henry's compliance with certain non-competition and non-disclosure obligations.

OPTION GRANTS IN LAST FISCAL YEAR

     Shown below is information concerning stock option grants to any Named Executive Officer who was granted a stock option during the 1995 Fiscal Year:

                              INDIVIDUAL GRANTS
------------------------------------------------------------------------------      POTENTIAL REALIZABLE
                                        % OF TOTAL                                    VALUE AT ASSUMED
                       NUMBER OF         OPTIONS                                    ANNUAL RATES OF STOCK
                       SECURITIES       GRANTED TO     EXERCISE                    PRICE APPRECIATION FOR
                       UNDERLYING       EMPLOYEES      OR BASE                           OPTION TERM
                        OPTIONS         IN FISCAL       PRICE       EXPIRATION     -----------------------
       NAME            GRANTED(1)          YEAR        ($/SHARE)       DATE         5% ($)       10% ($)
-------------------  --------------     ----------     --------     ----------     --------     ----------
Mr. Lynn...........  250,000 Shares        17.57%       $10.75      4-11-2005      $742,507     $1,640,746
Mr. Porter.........  175,000 Shares        12.30%       $10.63       6-8-2005      $513,711     $1,135,167
Mr. Barber.........  150,000 Shares        10.54%       $10.63       6-8-2005      $440,324     $  973,000
Mr. Staudt.........   25,000 Shares         1.76%       $10.63       6-8-2005      $ 73,387     $  162,167
Mr. Vaughn.........   15,000 Shares         1.05%       $10.63       6-8-2005      $ 44,032     $   97,300

---------------

(1) The exercise price of the options granted is equal to the market value of the Shares on the date of grant. These options vest (become exercisable) at a cumulative rate of 20% per year and in full after five years.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     Shown below is information with respect to exercises by any Named Executive Officer during the 1995 Fiscal Year of options to purchase Shares pursuant to the Company's stock option plans and information with respect to unexercised options to purchase Shares held by such officers as of the end of the 1995 Fiscal Year:

                                                                        NUMBER OF SECURITIES
                                                                       UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-
                                                                           OPTIONS HELD AT            THE-MONEY OPTIONS AT
                                                                          OCTOBER 29, 1995              OCTOBER 29, 1995
                                  SHARES ACQUIRED       VALUE        ---------------------------   ---------------------------
              NAME                ON EXERCISE (#)      REALIZED      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------------  ---------------   --------------   -----------   -------------   -----------   -------------
Mr. Lynn........................            0          $      0              0        250,000       $       0        $   0
Mr. Porter......................        3,000          $  9,375         11,200        202,300       $       0        $   0
Mr. Barber......................       20,000          $ 48,125         25,850        165,400       $  41,248        $   0
Mr. Staudt......................        5,000          $  7,500         18,800         51,200       $  18,998        $   0
Mr. Vaughn......................          650          $    406         11,450         22,800       $  20,249        $   0

     The Company has not awarded stock appreciation rights to any employee and has had no long term incentive plans, as that term is defined in SEC regulations. Also, the Company has had no defined benefit or actuarial plans covering any employees of the Company.

COMPENSATION OF DIRECTORS

     Each director who is also an officer of the Company receives no additional compensation for service on the Board. Directors who are not also officers of the Company receive a quarterly retainer of $4,000 in addition to $1,000 plus expenses for each meeting of the Board they attend. Members of Board committees receive $1,000 plus expenses for each committee meeting they attend.

     Also, each non-employee Director participates in the Shoney's, Inc. Directors' Stock Option Plan (the "Directors' Plan"), which was approved by the shareholders of the Company on March 19, 1991. Each non-employee Director received an option for 5,000 Shares as of June 7, 1990, the date the Board adopted the Directors' Plan. Non-employee Directors initially elected to the Board subsequent to the adoption of the Directors' Plan receive an option for 5,000 Shares upon their election to the Board. Non-employee Directors, upon the fifth anniversary of the grant of their most recent option under the Directors' Plan, will also be awarded an additional option for 5,000 Shares. As of the end of the 1995 Fiscal Year, there were six participants under the Directors' Plan who held options covering 30,000 Shares at an exercise price of $10.375 per Share and two participants under the Directors' Plan who held options covering 10,000 Shares at an exercise price of $23.375 per Share. During 1995, there were no exercises of options for Shares granted under the Directors' Plan.

EMPLOYMENT CONTRACTS

     The Company has employment agreements with Messrs. Lynn, Porter and Barber. Mr. Lynn's employment agreement provides for a term from May 1, 1995 through April 30, 1998. The employment agreements with Messrs. Porter and Barber presently provide for initial terms terminating on January 16, 1997. In addition, if a "Change in Control" (as defined in the employment agreements generally to mean acquisition of 20% (50% in the case of Mr. Lynn) or more of the Company's outstanding voting securities by any person or the occurrence of certain changes in the composition of the Board) occurs with respect to the Company, the employment terms contained in the employment agreements are automatically extended for an additional one year term (two years in the case of Mr. Lynn).

     Consistent with the employment agreements, Messrs. Porter and Barber presently are entitled to base salaries in the amounts of $300,000 and $255,000, respectively, with increases to be in the sole discretion of the Board. Mr. Lynn is entitled to a base salary of $450,000 through April 30, 1996; $500,000 from May 1, 1996 through April 30, 1997; and $550,000 from May 1, 1997 through April 30, 1998. In addition, the employment agreements provide that Messrs. Lynn, Porter and Barber are entitled to annual bonuses. During 1995 (or, in the case of Mr. Lynn, the first year of his contract), these bonuses were to be determined by the HRC Committee but could not be less than $300,000 with respect to Mr. Lynn, $100,000 with respect to Mr. Porter, and $50,000 with respect to Mr. Barber. Thereafter, the bonuses will be based upon a formula to be agreed upon by the employee and the Company, however, provisions have been made whereby the annual bonus shall not be less than $25,000 with respect to Mr. Barber. Mr. Porter has stated his intention to retire effective May 1, 1996. Pursuant to an agreement with the Company, he will receive one year's pay beginning May 1, 1996 through April 30, 1997.

     Under Messrs. Lynn's, Porter's and Barber's employment agreements, termination of the employee without cause will result in the employee's right to receive the greater of (i) the salary and bonus paid or accrued on the employee's behalf for the fiscal year of the Company immediately prior to the fiscal year in which the termination took place or (ii) the amount due the employee for salary and bonuses during the balance of the then current employment term. In addition, termination without cause results in immediate vesting of all stock options held by Mr. Lynn and entitles Messrs. Porter and Barber to be paid a cash amount equal to the unrealized gain that they have in any unvested stock options. In the event of the termination for cause or the employee's resignation, the employee is entitled to no severance payments under his employment agreement and all stock options that are not vested prior to the effective date of the termination shall lapse and be void. Cause for termination includes personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, conviction of any felony or crime involving moral turpitude, material intentional breach of any provision of the employment agreement, or unsatisfactory performance by the employee of his duties as a result of alcohol or drug abuse.

     Mr. Lynn's agreement also provides that if his employment is terminated without cause, certain benefits (insurance, medical and automobile) continue until expiration of the term of the agreement or his earlier coverage through other employment. Also, in the event of a Change in Control (as defined above) Mr. Lynn, at his option, may terminate his agreement within 90 days after such Change in Control in which case he will receive the greater of: (i) two times the base salary and bonus paid during the fiscal year immediately prior to that in which the termination took place; or (ii) the amount due as base salary during the then remaining employment term. Participation in other benefits is treated the same as if Mr. Lynn's employment had been terminated without cause.

     Mr. Lynn's agreement also provides that he will receive 50,000 shares of restricted stock as follows: 16,500 Shares on April 11, 1996; 16,500 Shares on April 11, 1997 and 17,000 Shares on April 11, 1998. On these dates, Mr. Lynn also will receive a tax equalization bonus determined by the value of the Shares. Mr. Lynn's agreement further provides that he will receive future options under the Company's stock option plan on November 1, 1996 as follows:
125,000 Shares at an exercise price equal to the market price on that date; 75,000 Shares at an exercise price of $16.75 per Share; and 50,000 Shares at an exercise price of $18.50 per Share.

     Mr. Lynn's contract provided for the Company to pay him certain relocation expenses resulting from his accepting his position with the Company and for the Company to acquire his former residences in Oklahoma City. Each of these residences has been sold or resold to third parties with the Company incurring no loss in connection with the transaction other than transaction expenses.

     Each employment agreement terminates upon the death or disability of the employee and the employee is entitled to certain benefits in the event of a termination resulting from disability. Each employment agreement also contains a covenant by the employee not to disclose any confidential information and trade secrets of the Company. Each employment agreement also provides that, in the event of a termination of the employee's employment for cause or the employee's resignation, the employee may not compete with the Company within the United States for one year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The HRC Committee is composed of Hoover (Chairperson), Jackson, Shircliff and Turner. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company's executive officers, members of the HRC Committee or entities whose executives serve on the Board or the HRC Committee that require disclosure under applicable SEC regulations.

               HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

INTRODUCTION

     With the arrival of a new Chief Executive Officer in 1995, the Company has revitalized its approach to compensation to reflect the importance of a shared vision, commitment, and ownership in working together toward the achievement of strategic business objectives. A critical component of this new philosophy is the creation of an aggressive pay-for-performance environment that provides exceptional pay for exceptional performance. This report serves to provide relevant compensation information for 1995, and to communicate the new compensation programs and designs that have been implemented for 1996.

COMPENSATION METHODOLOGY

     The Company's executive officers total compensation program is designed and administered by the Human Resources and Compensation Committee (HRC Committee). The HRC Committee is comprised entirely of outside directors as defined for purposes of Section 162(m) of the Internal Revenue Code.

     In establishing the Company's executive compensation program, the HRC Committee takes into account current market data and compensation trends for comparable companies, gauges achievement of corporate and individual objectives, and reviews the overall effectiveness of the program in measuring and rewarding desired performance results in accordance with the Company's strategic goals and objectives. Among the companies for which compensation information was considered were the companies included in the S&P Restaurants Stock Index. See Shareholder Return Performance Graph. The selected peer group used for compensation analyses differs from the S&P 500 Restaurant Industry Index used for the Performance Graph, however, because the HRC Committee's intent is to identify companies that have innovative, leading-edge practices in delivering superior compensation for superior performance. Thus, whereas there is some overlap between the two peer groups, the compensation peer group is broader, representing firms both within and beyond the restaurant industry.

     During fiscal 1995, as part of its ongoing evaluation of compensation levels and structure, the Company engaged an independent compensation consultant to assist management and the HRC Committee in assessing and evaluating the compensation of the Company's officers and the structure of its compensation plans. In general, the Company's pay levels are consistent with survey-derived medians, and the Company's executive compensation programs, plans, and awards are within conventional industry standards of reasonableness and competitive necessity. However, the design and direction of certain elements of the Company's compensation plans were updated to reflect industry best-practices in alignment of pay and performance.

COMPENSATION PHILOSOPHY

     In addition to attracting world-class talent and retaining valued employees, the HRC Committee believes that effective compensation programs support the Company's strategic goals, promote the Company's culture and values, strongly relate to the value created for the Company's shareholders, and reward employees for outstanding contributions to overall Company performance and success.

     In association with the Company's new management group and strategic focus, the HRC Committee and the Company have recently adopted the following key principles in guiding its selection and design of future executive compensation programs:

        - Link compensation to specific strategic business objectives

        - Leverage the compensation mix by emphasizing performance-driven variable pay

        - Align management and shareholders' interests through the increased use of equity-based pay

        - Reward long-term, sustainable performance improvements

        - Create an ownership culture through effective compensation design and communication

COMPENSATION DELIVERY

     The Company's executive compensation program includes three components: base salary, annual incentives, and long-term incentives. Each component is designed to fulfill a specific purpose within the total compensation mix while supporting the overall compensation philosophy of the HRC Committee and the Company.

  Base Salary

     Executive officers receive base salaries that are typically within a range of ten percent above or below the position's median base pay compared to the peer group used for compensation analysis. Many factors are included in determining base pay, such as the responsibilities of the officer, the scope of the position, length of service with the Company, and the Company's ability to pay an appropriate and competitive salary. Executives are eligible for periodic increases in their base pay as a result of individual performance or changes in their duties and responsibilities.

     During the 1995 Fiscal Year, the following individuals were hired by the Company to assume the positions listed: C. Stephen Lynn (Chairman and Chief Executive Officer); Robert M. Langford (Executive Vice President, General Counsel, and Secretary), and Deborah D. Hollis (Executive Vice President, Human Resources). Base salaries for these individuals were negotiated during the recruiting process, resulting in salaries of $450,000, $240,000, and $165,000 for Mr. Lynn, Mr. Langford, and Ms. Hollis, respectively. Also during fiscal 1995, Charles E. Porter was promoted to President-Shoney's, Inc. and W. Craig Barber was promoted to the position of Senior Executive Vice President & Chief Financial Officer. Commensurate with their additional responsibilities and duties, Mr. Porter's base salary was increased from $202,900 to $300,000, and Mr. Barber's base salary was increased from $210,000 to $250,000. During the 1995 Fiscal Year, the Company's executive officers received salary increases averaging 20.3%, with a portion of that increase relating to promotions. Executive officers who were promoted during the 1995 Fiscal Year received increases in salary that the HRC Committee deemed commensurate with their new positions based upon information regarding compensation for the peer group used for compensation analysis. The five executive officers who were promoted during the 1995 Fiscal Year received salary increases averaging 30.6%. During the 1995 Fiscal Year, salary increases for the four remaining executive officers, excluding those who joined the Company during the 1995 Fiscal Year, averaged 6.0%.

     On average, salary increases for the Company's executive officers are being set at four percent for fiscal 1996. The Company's near-term objective is to have base salary account for only one-third of an individual's total direct compensation potential (base salary plus annual incentive plus long-term incentive).

  Annual Incentive

     Effective fiscal 1996, the Company amended its annual incentive plan for executive officers to further motivate and reward behaviors which will contribute to immediate business goals and objectives, while also instilling an ownership culture.

     At the beginning of each year, specific performance goals are established with respect to Company performance, business unit performance, and individual performance. Relative weights are applied to these measures based upon the executive's primary focus of responsibility and ability to impact performance. In all cases, some minimum level of objective, financial performance must be achieved for an executive to qualify for any incentive bonus payment.

     Target award opportunities under the 1996 plan have been revised to better address the Company's pay-for-performance philosophy. Specifically, target award opportunities under the new plan range from fifteen percent of base salary to one-hundred percent of base salary based on level, responsibility, and accountability. The senior executive group and business unit leaders have target incentive opportunities equal to one-hundred percent of their base salary for 1996.

     The 1996 plan will support the alignment of incentive bonuses with real and substantial performance improvements through the establishment of target award opportunities that represent "stretch" goals for Company and operating division performance. The HRC Committee and the Company have determined that appropriate value-drivers for performance measurement will include one or more of the following objective measures: earnings per share growth, operating income improvement, same store sales growth, and/or improvement in operating cash flow.

     Additionally, an individual factor based upon a discretionary assessment of personal performance objectives is considered by the HRC Committee in determining final bonus payment amounts. These personal objectives generally constitute thirty-five to fifty percent of the total award opportunity available to the senior executive group, and are specifically linked to excellence in operation, profit, integrity, and respect for others.

     As opposed to prior cash incentive plans, awards under the new annual incentive plan will facilitate heightened levels of management equity ownership through payment of incentives fifty percent in cash and fifty percent in Shares for the senior executive group and business unit leaders. All other plan participants will receive one-hundred percent of any incentive payment in cash. However, the cash component of the incentive payments may be received in Shares at the discretion of any incentive plan participant. Any Shares received at the option of a participant will be restricted for a period of two years following the date of grant. To encourage the restricted stock election, the Company will increase by 25% (based on value at the time of grant) the restricted Shares taken in lieu of cash. This further supports the HRC Committee's heightened equity ownership objective for key management, and will improve the Company's cash flow position through the replacement of cash distributions with Shares.

     As a result of the restructuring plan adopted by the Company during the 1995 Fiscal Year, the HRC Committee reevaluated performance against incentive targets based on the changes dictated by the restructuring plan, including revised financial and personal performance objectives. Certain executive officers received incentives pursuant to their employment agreements. Also, in revising the incentive goals, certain executive officers were required to receive a portion of their annual incentive in Shares. Therefore, although incentive bonuses for those executive officers who were not promoted during the 1995 Fiscal Year remained approximately the same as in the prior year, the cash portion of incentive bonuses decreased 29.3%.

  Long-Term Incentive

     The Company has utilized stock options and stock awards to reward long-term performance. The HRC Committee believes that stock options have been and remain an excellent vehicle for providing long-term financial incentives for management. Because the option exercise price for the employee is the price of the stock on the date of grant, employees recognize a gain only if the value of the stock increases over time. Thus, employees with stock options are motivated and rewarded in their efforts to improve long-term stock market performance. In this way, the financial interests of management are aligned with those of the Company's shareholders. During the 1995 Fiscal Year, 95 persons were granted options to purchase 1,423,000 Shares. Forty-three percent (43%) of those options were granted to the Named Executive Officers.

CHIEF EXECUTIVE OFFICER COMPENSATION

     C. Stephen Lynn was recruited for the position of Chairman and Chief Executive Officer and was elected to those positions effective May 1, 1995. As a result of the negotiation process, Mr. Lynn received a base salary of $450,000 and a guaranteed bonus of $300,000. Under the terms of his employment contract (See Employment Contracts), Mr. Lynn will receive an increase in base salary of 11% effective May 1, 1996.

     Mr. Lynn's participation in the annual and long-term incentive plans offered by the Company are governed by the same considerations addressed above for other officers. Mr. Lynn's target annual incentive opportunity for fiscal 1996 under the new incentive plan has been established at 100% of his base salary.

DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to officers of the Company, unless certain requirements are met. One of the requirements is that compensation over the $1 million limit must be contingent upon the Company's attainment of specific performance goals approved by shareholders.

     The HRC Committee intends for all compensation paid to the Company's executives to be fully deductible under Federal tax laws, and intends to take such steps as are necessary to ensure continuing deductibility.

     The foregoing report has been furnished by the members of the HRC
Committee:

                                                Carole F. Hoover (Chairperson)
                                                Victoria B. Jackson
                                                Robert T. Shircliff
                                                Cal Turner, Jr.

                               SHAREHOLDER RETURN
                               PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the return(1) on the Shares with the Standard & Poor's 500 Stock Index and the Standard & Poor's Restaurants Stock Index for the last five years.(2)

                                    [GRAPH]

      Measurement Period           Shoney's,                      S&P Restau-
    (Fiscal Year Covered)            Inc.           S&P 500       rants Index
1990                                    100.00          100.00          100.00
1991                                    186.08          130.39          141.23
1992                                    193.67          144.81          184.15
1993                                    232.91          168.21          230.99
1994                                    151.90          175.24          225.05
1995                                    101.27          219.91          319.37

---------------

     (1) Return is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the Share price at the end and beginning of the measurement period; by (ii) the Share price at the beginning of the measurement period. The measurement period in the graph set forth above begins on the last trading day of October 1990. The closing price on that date is the base amount, with cumulative returns for each subsequent twelve-month period measured as a change from that base. The cumulative return for each twelve-month period is calculated in relation to the base amount as of the last trading day of October 1990.
     (2) The Company's fiscal year ends on the last Sunday in October. The Standard & Poor's Restaurants Stock Index, however, is only available as of the last trading day of each calendar month. Therefore, all performance data used by the Company in the graph is as of the last trading day of October.

                              CERTAIN TRANSACTIONS

     The Board and management attempt to minimize "related party" transactions. During the 1995 Fiscal Year, except as disclosed above under EXECUTIVE COMPENSATION and as set forth below, the Company's executive officers, directors and nominees for director did not have significant business relations with the Company and no such transactions are anticipated during 1996.

     During November 1995, the Company employed Robert M. Langford as its Executive Vice President, General Counsel and Secretary. Prior to his employment with the Company, Mr. Langford operated six franchised Shoney's Restaurants. In connection with this officer's employment arrangement, the Company agreed to acquire the operations of five of Mr. Langford's franchised Shoney's Restaurants for approximately $3 million. In addition, the Company agreed to assume certain operating leases and other obligations with respect to these restaurants. Mr. Langford owns one additional Shoney's Restaurant that is anticipated to be sold to an unrelated third party. However, until that unit is sold, the Company has agreed that Mr. Langford may continue to operate one franchised restaurant. The franchise agreement with respect to this restaurant is the Company's standard agreement, which requires royalties of 3% of gross sales to be paid to the Company.

     At October 29, 1995, Mr. Langford was indebted to the Company in the amount of $332,000 arising primarily from the purchase of food and supplies from the Company's commissary. This receivable was satisfied in December 1995 upon the Company's acquisition of the five restaurants mentioned above.

     In addition, at October 29, 1995, Mr. Langford was Chairman of Restaurant Management Services, Inc. ("RMS"), a Shoney's and Captain D's franchisee based in Macon, Georgia. Mr. Langford will receive compensation from RMS under the terms of a consulting and non-competition agreement until February 1996. Mr. Langford resigned as Chairman of RMS effective February 1996.

     This transaction was reviewed and approved by the Executive Committee.

                              INDEPENDENT AUDITORS

     Ernst & Young LLP has served as the Company's independent auditors since 1970. The Board normally engages independent auditors for the year at its March meeting. For that reason, at this time, no independent auditors have been engaged for the current fiscal year. It is expected, however, that Ernst & Young LLP will be retained as the Company's independent auditors for the current fiscal year.

     Representatives of Ernst & Young LLP have been requested to attend the Annual Meeting. Such representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

                               PROXY SOLICITATION

     Proxies are being solicited by and on behalf of the Board. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of Shares held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                 SHAREHOLDER PROPOSALS FOR 1997 PROXY MATERIALS

     The Board will make provision for presentation of proposals by shareholders at the 1997 annual meeting of shareholders provided such proposals are submitted by eligible shareholders who have complied with the relevant regulations of the SEC. In order for any such proposals to be included in the proxy materials for consideration at the 1997 meeting, the proposals should be mailed to Robert M. Langford, Executive Vice President, General Counsel and Secretary, Shoney's, Inc., 1727 Elm Hill Pike, Nashville, Tennessee 37210, and must be received no later than November 8, 1996.

                                 OTHER BUSINESS

     The management of the Company is not aware of any other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

     UPON THE WRITTEN REQUEST OF ANY RECORD HOLDER OR BENEFICIAL OWNER OF THE SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING, THE COMPANY, WITHOUT CHARGE, WILL PROVIDE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED OCTOBER 29, 1995, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES, AS FILED WITH THE SEC. REQUESTS SHOULD BE MAILED TO ROBERT M. LANGFORD, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, SHONEY'S, INC., 1727 ELM HILL PIKE, NASHVILLE, TENNESSEE 37210.

                                                                      APPENDIX A

PROXY                            SHONEY'S, INC.                            PROXY

                 ANNUAL MEETING OF SHAREHOLDERS, APRIL 2, 1996

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints C. S. Lynn and W. C. Barber, or either of them, as proxies, with power of substitution, to vote all shares of the undersigned, at the annual meeting of the shareholders of Shoney's, Inc., to be held on April 2, 1996, at 9:00 a.m. Central Standard Time, in the fifth floor auditorium of the First American Center, Nashville, Tennessee, and at any adjournments or postponements thereof, in accordance with the directions given on the reverse side.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR.

   (1) ELECTION OF DIRECTORS.

       / / FOR ALL                          / / WITHHOLD AS TO ALL                      / / FOR ALL EXCEPT

      (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                    CHECK THE BOX TO VOTE "FOR ALL EXCEPT" AND STRIKE A LINE THROUGH THE NOMINEE'S NAME WITH RESPECT TO WHOM YOU CHOOSE TO WITHHOLD AUTHORITY.)

      D. C. Bottorff; C. F. Hoover; V. B. Jackson; C. S. Lynn; J. Schoenbaum; B.
      F. Skinner; and C. Turner, Jr.

                          (CONTINUED ON REVERSE SIDE)


                          (CONTINUED FROM OTHER SIDE)

   (2) In their discretion, on such other matters as may properly come before the meeting.

                 PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY

                                                   -----------------------------
                                                             Signature

                                                   -----------------------------
                                                    Signature (if held jointly)

                                                   Dated:                  ,1996
                                                          -----------------

SIGNATURE OF SHAREHOLDER(S) SHOULD CORRESPOND EXACTLY WITH THE NAME PRINTED HEREON. JOINT OWNERS SHOULD EACH SIGN PERSONALLY. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD GIVE FULL TITLE AND AUTHORITY.